Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lexicon Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	57,661,250(2)	$2.36(3)	$136,080,550	0.00014760	$20,085.49

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$136,080,550		$20,085.49

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due					—		$20,085.49

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable as a result of stock splits, stock dividends, stock distributions, and similar transactions.

(2)

Represents 57,661,250 shares of common stock, par value $0.001 per share, of Lexicon Pharmaceuticals, Inc. (the “Registrant”), issuable upon the conversion of 1,153,225 shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.01 per share, such shares of common stock to be offered and sold by the selling stockholders identified in this registration statement.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock on the Nasdaq Global Select Market on March 22, 2024.